News Release
2100 Highway 55
Medina, MN 55340-9770
763-542-0500
763-542-0599 fax

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS INDUSTRIES INC. APPOINTS
JOHN P. WIEHOFF TO ITS BOARD OF DIRECTORS
MEDINA, Minn., July 26, 2007 - Polaris Industries Inc. (NYSE: PII) today announced the appointment of John P. Wiehoff to the Company’s Board of Directors effective July 26, 2007.
Mr. John Wiehoff, 45, is the chief executive officer of C.H. Robinson, a global provider of multimodal transportation services and logistics solutions. He has also been a director of C.H. Robinson since December 2001. Prior to being appointed CEO in 2002, Mr. Wiehoff was the President of C.H. Robinson beginning in 1999. Other positions held at the Company include vice president and chief financial officer, treasurer and corporate controller. Prior to joining the company in 1992, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Donaldson Company, Inc., a leading worldwide provider of filtration systems and replacement parts. Mr. Wiehoff holds a Bachelor of Science degree from St. John’s University.
“We are pleased to welcome John to our board,” said Greg Palen, Chairman of the Polaris Board of Directors. “His leadership and extensive financial and business experience in managing a successful global company will nicely complement the many and varied talents we currently have on the Polaris Board.”
With the appointment of Mr. Wiehoff, the Polaris Board of Directors now has a total of nine members. Mr. Wiehoff will also serve as a member of the Audit Committee of the Board of Directors and will stand for re-election to the Board of Directors at its 2008 Annual Meeting of Shareholders.
About Polaris
     With annual 2006 sales of $1.7 Billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.